EXHIBIT 7

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

		2007	2006	2005	2004	2004	2003	2002
		IFRS	IFRS	IFRS	IFRS
CRH GAAP
Earnings:
Pre-tax income pre-Minority Interests	euro’m	1,904	1,602	1,279	1,104
Add back Share of Equity Investee Interest	euro’m	—	—	16	14
Add back Share of JV Interest	euro’m	14	17	—	—
Deduct Share of Equity Investee PBIT—JVs	euro’m	(113)	(43)	(81)	(62)
Deduct Share of Equity Investee PBIT—Associates	euro’m	—	—	(38)	(28)
Deduct Share of Equity Investee PAT—Associates	euro’m	(64)	(47)	—	—
Deduct Share of Equity Investee Loss on Asset Sale	euro’m	—	(5)	(1)	(2)
Add Share of Equity Investee Goodwill Amortisation	euro’m	—	—	—	—
Add back Fixed Charges	euro’m	456	374	265	211
Add Back Amortised Capitalised Interest	euro’m	—	—	—	—
Distributed Income of Equity Investees	euro’m	61	51	37	30
Deduct Interest Capitalised	euro’m	—	—	—	—
Preference dividends of consolidated Subsidiaries	euro’m	—	—	—	—
Minority Interest in subsidiaries not incurring fixed charges	euro’m	—	—	—	—

	euro’m	2,258	1,949	1,477	1,267

Fixed charges:
Interest expensed	euro’m	358	295	201	155
Interest capitalised	euro’m	3	—	—	—
Amortised premiums and discounts related to indebtedness	euro’m	—	—	—	—
Amortised expenses related to indebtedness	euro’m	—	—	—	—
Estimated Interest element rental expense	euro’m	95	79	64	56
Preference dividends of consolidated Subsidiaries	euro’m	—	—	—	—

	euro’m	456	374	265	211

Ratio of earnings to fixed charges	CRH GAAP	5.0	5.2	5.6	6.0

		2007	2006	2005		2004	2003	2002
		IFRS	IFRS	IFRS		Irish	Irish	Irish

Pre-tax income under CRH GAAP	euro’m		1,602	1,279		1,017	864	856
US GAAP Adjustments
Stock-based employee compensation	euro’m		(71)	(52)		(25)	(5)	19
Goodwill Amortisation	euro’m		(29)	(28)		60	46	41
Asset Retirement Obligations	euro’m		—	—		(4)	(1)	—
Provisions/Discounting	euro’m		3	—
Gains/(losses) on hedging instruments	euro’m		(1)	4		(16)	(20)	12
Adjustment to eliminate Revaluation Surplus:
—depreciation	euro’m		—	1		—	3	—
—profit on disposal	euro’m		—	—		—	—	—
Pensions	euro’m		(58)	(19)		(14)	(16)	16
Mineral Reserves Depletion	euro’m		(7)
Debt Issue Expenses Incurred and written-off	euro’m		—	—		—	—	—
Amortisation of Issue Expenses	euro’m		—	—		—	—	—

Pre-tax income under US GAAP	euro’m		1,439	1,185		1,018	871	944

		2007	2006	2005		2004	2003	2002
US GAAP
Earnings:
Pre-tax income pre-Minority Interests	euro’m		1,439	1,185		1,018	871	944
Add back Share of Equity Investee Interest	euro’m			16		14	5	7
Add back Share of JV Interest	euro’m		17
Deduct Share of JV PBIT	euro’m		(43)	(81)		(67)	(40)	(34)
Deduct Share of Equity Investee PAT—Associates			(47)	—
Deduct Share of Equity Investee Loss on Asset Sale	euro’m		(5)	(1)		(2)	(1)	(1)
Add Share of Equity Investee Goodwill Amortisation	euro’m		—	—		8	2	2
Add back Fixed Charges	euro’m		374	265		215	199	235
Add Back Amortised Capitalised Interest	euro’m		—	—		—	—	—
Distributed Income of Equity Investees	euro’m		51	37		30	19	24
Deduct Interest Capitalised	euro’m		—	—		—	—	—
Preference dividends of consolidated Subsidiaries	euro’m		—	—		(8)	(9)	(11)
Minority Interest in subsidiaries not incurring fixed charges	euro’m		—	—		—	—	—

	euro’m		1,786	1,421		1,208	1,046	1,166

Fixed charges:
Interest expensed	euro’m		295	201		153	141	176
Interest capitalised	euro’m		—	—		—	—	—
Amortised premiums and discounts related to indebtedness	euro’m		—	—		—	—	—
Amortised expenses related to debt—CRH GAAP	euro’m		—	—		—	—	—
Amortised expenses related to indebtedness	euro’m		—	—		—	—	—
Estimated Interest element within rental expense	euro’m		79	64		54	49	48
Preference dividends of consolidated Subsidiaries	euro’m		—	—		8	9	11

	euro’m		374	265		215	199	235

Ratio of earnings to fixed charges	US GAAP		4.8	5.4		5.6	5.3	5.0

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